Exhibit 3.1

MAXLINEAR, INC.

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED BYLAWS

February 3, 2015

The undersigned, Adam C. Spice, hereby certifies as follows:

1. The undersigned is the duly elected Secretary of MaxLinear, Inc., a Delaware corporation (the “Company”).

2. Effective as of February 3, 2015, by resolutions duly adopted by the Board of Directors of the Company on February 3, 2015, the Company’s Amended and Restated Bylaws are hereby amended to add the following Article XI:

“ARTICLE XI- FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district court for the Southern District of California (the “Specified Court”) (or, if the Specified Court does not have jurisdiction, the Superior Court of California, County of San Diego) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), (d) any action against the Corporation or any director, officer or other employee of the Corporation to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time) or (e) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.”

3. The matters set forth in this certificate are true and correct of my own knowledge.

[Signature Page Follows]

The undersigned has executed this certificate as an officer of the Company this 3rd day of February, 2015.

/s/ Adam C. Spice
Adam C. Spice, Secretary

MAXLINEAR, INC.

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED BYLAWS